EXHIBIT 99.1

Oil States Announces Fourth Quarter 2014 Earnings of $1.09 Per Share

HOUSTON, Feb. 18, 2015 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income from continuing operations for the fourth quarter ended December 31, 2014 of $58.3 million, or $1.09 per diluted share. These results compare to net income from continuing operations of $36.1 million, or $0.65 per diluted share, reported in the fourth quarter of 2013. Results for the fourth quarter of 2013 included pre-tax charges of $1.6 million for transaction costs primarily associated with the May 30, 2014 spin-off of the accommodations segment into a stand-alone, publicly traded corporation, Civeo Corporation or Civeo, and losses on debt extinguishment of $6.2 million. Excluding the fourth quarter 2013 charges, net income from continuing operations would have been $43.9 million, or $0.73 per diluted share.

The Company generated revenues of $483.7 million and EBITDA (A) of $124.2 million during the fourth quarter of 2014, representing year-over-year growth rates of 15% and 21%, respectively. These results compare to revenues of $421.3 million and Adjusted EBITDA (A) of $102.9 million reported in the fourth quarter of 2013.

Cindy B. Taylor, Oil States' President and Chief Executive Officer stated, "Our business segments reported a number of new records in the fourth quarter. In our well site services segment, we reported record quarterly revenues, and in our offshore products segment, revenues and EBITDA both set quarterly records. During the fourth quarter, our well site services segment benefitted from a product and service mix which favored our more proprietary offerings, while in our offshore products segment, higher margin product mix and efficient project execution were the key drivers for our success."

"In January 2015, we acquired Montgomery Machine Company ("MMC"), a Houston, Texas based company that combines machining and proprietary cladding technology and services to manufacture high-specification components for the offshore capital equipment industry. This acquisition will serve to strengthen our position in our offshore products segment as a supplier of critical subsea components with enhanced capabilities, proprietary technology and logistical advantages."

For the year ended December 31, 2014, the Company reported revenues of $1.8 billion, Adjusted EBITDA of $449.1 million and net income from continuing operations of $127.2 million, or $2.35 per diluted share. However, the results for the year ended December 31, 2014 included $111.4 million of losses on debt extinguishment and Civeo spin-off related charges. Excluding these charges, net income from continuing operations would have been $199.4 million, or $3.69 per diluted share. For the year ended December 31, 2013, the Company reported revenues of $1.6 billion, Adjusted EBITDA of $363.4 million (after elimination of $5.7 million of transaction costs) and $129.0 million of net income from continuing operations, or $2.31 per diluted share. Excluding the $11.9 million of losses on extinguishment of debt and transaction costs, net income from continuing operations for the year ended December 31, 2013 would have been $136.6 million, or $2.44 per diluted share.

Income Taxes

The Company recognized an effective tax rate of 35.9% in the fourth quarter of 2014 resulting in an annualized effective tax rate for the year of 35.2%. This compares with an effective tax rate of 39.3% in the fourth quarter of 2013 and 36.8% for the full year 2013. The lower effective tax rate in the fourth quarter of 2014 was primarily due to the mix and levels of pre-tax earnings between the Company's domestic and foreign operations.

Financial Condition

The Company invested $56.7 million in capital expenditures during the fourth quarter of 2014. Spending primarily related to the addition of completion services equipment deployed to service the U.S. shale plays along with ongoing facility expansions in the offshore products segment.

During the fourth quarter, the Company repurchased 1,139,015 shares of its common stock under its authorized share repurchase program at an average price of $55.72 per share. Subsequent to year end and through February 18, 2015, the Company repurchased an additional 1,619,832 shares of its common stock at an average price of $43.21 per share. The Company's currently available share repurchase authorization totals $79.9 million and is scheduled to expire on September 1, 2015.

As of December 31, 2014, there was $140.7 million outstanding under the Company's revolving credit facility. Total availability as of December 31, 2014 was $423.8 million (net of standby letters of credit totaling $35.5 million).

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from continuing operations for the fourth quarters of 2014 and 2013, respectively. The historical results of operations of the accommodations and tubular services segments through their respective transaction closing dates have been reported as discontinued operations for all periods reported herein.)

Well Site Services

Well site services generated record revenues of $231.7 million and EBITDA of $74.9 million in the fourth quarter of 2014 compared to revenues and EBITDA of $186.7 million and $65.8 million, respectively, in the fourth quarter of 2013. Segmental revenues and EBITDA increased 24% and 14% year-over-year, respectively, primarily due to a 2% year-over-year increase in the number of completion services jobs performed and a 24% year-over-year increase in revenue per completion service job as a result of increased service intensity in the active shale basins. Increased utilization in the land drilling business, which averaged 86% during the fourth quarter of 2014 compared with 73% in the fourth quarter of 2013, also contributed positively to the segmental results.

Offshore Products

Offshore products generated record quarterly revenues and EBITDA of $252.1 million and $61.9 million, respectively, in the fourth quarter of 2014 compared to revenues of $234.7 million and EBITDA of $52.0 million in the fourth quarter of 2013. Segmental revenues and EBITDA increased 7% and 19% year-over-year, respectively, primarily due to greater contributions from production facility product sales and continued strong demand for services on a global basis, along with margin improvement from product mix, operational efficiencies and strong project execution by our major divisions. EBITDA margins were consistent with the third quarter 2014 record, once again averaging 24.6% in the fourth quarter of 2014, compared to 22.1% realized in the fourth quarter of 2013. Backlog declined 10% sequentially, totaling $490 million at December 31, 2014 compared to $543 million reported at September 30, 2014 and $580 million reported at December 31, 2013. Major backlog additions during the fourth quarter included receptacles and connector products destined for West Africa along with tendon couplings and flex elements for a project in the US Gulf of Mexico.

Conference Call Information

The call is scheduled for Thursday, February 19, 2015 at 11:00 am EST, is being webcast and can be accessed from the Company's website at http://www.oilstatesintl.com. Participants may also join the conference call by dialing (800) 447-0521 in the United States or by dialing +1 847 413 3238 internationally and using the passcode of 38904900. A replay of the conference call will be available one and a half hours after the completion of the call by dialing (888) 843-7419 in the United States or by dialing +1 630 652 3042 internationally and entering the passcode of 38904900.

About Oil States

Oil States International, Inc. is an energy services company with a leading market position as a manufacturer of products for deepwater production facilities and certain drilling equipment, as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol "OIS".

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the energy service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2013 filed by Oil States with the Securities and Exchange Commission on February 25, 2014.

Oil States International, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited, unless otherwise noted)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues	$483,733	$421,309	$1,819,609	$1,629,134
Costs and expenses:
Cost of sales and services	319,106	277,697	1,205,884	1,113,168
Selling, general and administrative expenses	41,252	40,367	169,432	150,967
Depreciation and amortization expense	31,806	29,196	124,776	109,231
Other operating (income) expense	(262)	2,162	9,262	8,491
Operating income	91,831	71,887	310,255	247,277

Interest expense, net of capitalized interest	(1,673)	(6,641)	(17,173)	(38,830)
Interest income	148	168	560	628
Loss on extinguishment of debt	--	(6,168)	(100,380)	(6,168)
Equity in earnings (loss) of unconsolidated affiliates	86	403	378	(355)
Other income (expense)	426	(190)	2,704	1,575
Income from continuing operations before income taxes	90,818	59,459	196,344	204,127
Income tax provision	(32,573)	(23,375)	(69,117)	(75,068)
Net income from continuing operations	58,245	36,084	127,227	129,059
Net income from discontinued operations	206	38,717	51,776	292,217
Net Income	58,451	74,801	179,003	421,276
Less: Net income attributable to noncontrolling interest	(8)	(4)	--	18
Net income attributable to Oil States International, Inc.	$58,459	$74,805	$179,003	$421,258

Net income attributable to Oil States International, Inc.:
Continuing operations	$58,253	$36,088	$127,227	$129,041
Discontinued operations	206	38,717	51,776	292,217
Net income attributable to Oil States International, Inc.	$58,459	$74,805	$179,003	$421,258

Basic net income per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$1.10	$0.65	$2.37	$2.32
Discontinued operations	$0.00	$0.70	$0.96	$5.26
Net income	$1.10	$1.35	$3.33	$7.58

Diluted net income per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$1.09	$0.65	$2.35	$2.31
Discontinued operations	$0.00	$0.69	$0.96	$5.22
Net income	$1.09	$1.34	$3.31	$7.53

Weighted average number of common shares outstanding
Basic	52,090	54,912	52,862	54,969
Diluted	52,338	55,242	53,151	55,327

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)

	December 31,
	2014	2013 (1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 53,263	$ 599,306
Accounts receivable, net	497,124	620,333
Inventories, net	232,490	266,552
Prepaid expenses and other current assets	43,789	39,716
Total current assets	826,666	1,525,907

Property, plant and equipment, net	649,846	1,902,789
Goodwill, net	252,201	513,650
Other intangible assets, net	52,935	133,531
Other noncurrent assets	27,964	55,384
Total assets	$ 1,809,612	$ 4,131,261

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 108,949	$ 149,079
Accrued liabilities	96,130	132,046
Income taxes	9,195	32,679
Current portion of long-term debt and capitalized leases	530	529
Deferred revenue	48,948	50,366
Other current liabilities	7,660	9,137
Total current liabilities	271,412	373,836

Long-term debt and capitalized leases (2)	146,835	972,692
Deferred income taxes	33,913	122,821
Other noncurrent liabilities	16,795	36,618
Total liabilities	468,955	1,505,967

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 60,940,734 shares and 59,192,051 shares issued, respectively, and 53,017,359 shares and 54,181,569 shares outstanding, respectively	610	592
Additional paid-in capital	685,232	637,438
Retained earnings	1,151,266	2,320,453
Accumulated other comprehensive loss	(22,100)	(85,675)
Common stock held in treasury at cost, 7,923,375 and 5,010,482 shares, respectively	(474,351)	(249,391)
Total Oil States International, Inc. stockholders' equity	1,340,657	2,623,417
Noncontrolling interest	--	1,877
Total stockholders' equity	1,340,657	2,625,294
Total liabilities and stockholders' equity	$ 1,809,612	$ 4,131,261

(1) Consolidated balance sheet data at December 31, 2013 included the balances of our former accommodations segment, Civeo Corporation, which was spun-off to the Company's shareholders on May 30, 2014.

(2) As of December 31, 2014, the Company had approximately $423.8 million available under its revolving credit facility.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$ 179,003	$ 421,276
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(51,776)	(292,217)
Depreciation and amortization	124,776	109,231
Deferred income tax provision	(11,970)	(9,759)
Excess tax benefits from share-based payment arrangements	(6,904)	(7,407)
Gains on disposals of assets	(2,043)	(1,090)
Non-cash compensation charge	25,581	24,097
Amortization of deferred financing costs	1,819	4,146
Loss on extinguishment of debt	100,380	6,168
Other, net	3,127	4,459
Changes in operating assets and liabilities, net of effect from acquired businesses and net assets of Civeo that were distributed to stockholders:
Accounts receivable	(65,787)	801
Inventories	1,430	(691)
Accounts payable and accrued liabilities	5,741	3,163
Taxes payable	(15,130)	(3,442)
Other operating assets and liabilities, net	14,397	(23,649)
Net cash flows provided by continuing operating activities	302,644	235,086
Net cash flows provided by discontinued operating activities	135,392	452,177
Net cash flows provided by operating activities	438,036	687,263

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(199,256)	(164,895)
Acquisitions of businesses, net of cash acquired	(157)	(44,260)
Proceeds from sale of business	--	600,000
Proceeds from disposition of property, plant and equipment	3,535	2,449
Other, net	(2,626)	215
Net cash flows provided by (used in) continuing investing activities	(198,504)	393,509
Net cash flows used in discontinued investing activities	(119,199)	(285,132)
Net cash flows provided by (used in) investing activities	(317,703)	108,377

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	140,684	--
Repayment of 6 1/2% Senior Notes	(630,307)	--
Repayment of 5 1/8% Senior Notes	(419,794)	(37,750)
Distribution received from Spin-Off of Civeo	750,000	--
Term loan repayments	--	(170,000)
Debt and capital lease repayments	(538)	(2,303)
Issuance of common stock from share based payment arrangements	10,475	16,384
Purchase of treasury stock	(226,303)	(108,535)
Excess tax benefits from share based payment arrangements	6,904	7,407
Payment of financing costs	(3,897)	(212)
Shares added to treasury stock as a result of net share settlements due to vesting of restricted stock	(6,136)	(4,919)
Net cash flows used in continuing financing activities	(378,912)	(299,928)
Net cash flows used in discontinued financing activities	(282,204)	(130,668)
Net cash flows used in financing activities	(661,116)	(430,596)

Effect of exchange rate changes on cash	(5,260)	(18,910)
Net change in cash and cash equivalents	(546,043)	346,134
Cash and cash equivalents, beginning of year	599,306	253,172

Cash and cash equivalents, end of year	$ 53,263	$ 599,306

Oil States International, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues
Completion services	$182,756	$144,647	$656,862	$576,040
Drilling services	48,899	42,004	201,143	170,467

Well site services	231,655	186,651	858,005	746,507
Offshore products	252,078	234,658	961,604	882,627
Total revenues	$483,733	$421,309	$1,819,609	$1,629,134

EBITDA (A)
Completion services	$61,496	$52,964	$224,808	$193,311
Drilling services	13,452	12,866	57,336	47,706

Well site services	74,948	65,830	282,144	241,017
Offshore products	61,923	51,961	221,803	175,048
Corporate and eliminations (1)	(12,714)	(16,491)	(65,834)	(58,355)
Total EBITDA	$124,157	$101,300	$438,113	$357,710

Operating income / (loss)
Completion services	$42,027	$35,828	$148,787	$127,280
Drilling services	6,530	6,294	29,574	22,363

Well site services	48,557	42,122	178,361	149,643
Offshore products	57,590	46,502	200,098	156,918
Corporate and eliminations (1)	(14,316)	(16,737)	(68,204)	(59,284)
Total operating income	$91,831	$71,887	$310,255	$247,277

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net income from continuing operations	$58,253	$36,088	$127,227	$129,041
Income tax provision	32,573	23,375	69,117	75,068
Depreciation and amortization	31,806	29,196	124,776	109,231
Interest income	(148)	(168)	(560)	(628)
Interest expense	1,673	6,641	17,173	38,830
Loss on extinguishment of debt	--	6,168	100,380	6,168
EBITDA (A)	$124,157	$101,300	$438,113	$357,710

Adjustments to EBITDA (1):
Non-recurring charges	--	1,625	11,020	5,734
Adjusted EBITDA (A)	$124,157	$102,925	$449,133	$363,444

(1) Adjustments to EBITDA for the twelve months ended December 31, 2014 included transaction costs of $11.0 million. These costs primarily related to activities associated with the spin-off of Civeo. Adjustments to EBITDA for the three and twelve months ended December 31, 2013 included transaction costs of $1.6 million and $5.7 million, respectively. These costs primarily related to activities associated with the spin-off of Civeo.

 (A) The terms EBITDA and Adjusted EBITDA consist of net income from continuing operations plus interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding its ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The table above sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended December 31,
	2014	2013

Supplemental operating data:

Offshore products backlog ($ in millions)	$490.0	$580.2

Completion services job tickets	14,290	13,983
Average revenue per ticket ($ in thousands)	$12.8	$10.3

Land drilling operating statistics:
Average rigs available	34	34
Utilization	86.3%	73.0%
Implied day rate ($ in thousands per day)	$18.5	$18.4
Implied daily cash margin ($ in thousands per day)	$5.3	$6.0
CONTACT: Company Contact:
         Lloyd A. Hajdik
         Oil States International, Inc.
         Senior Vice President, Chief Financial Officer and Treasurer
         713-652-0582

         Patricia Gil
         Oil States International, Inc.
         Investor Relations
         713-470-4860